          As filed with the Securities and Exchange Commission on July 11, 1997
                                           Registration Statement No. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549

          -----------------------------------------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

          -----------------------------------------------------------

                         ROBERTS REALTY INVESTORS, INC.
             (Exact name of registrant as specified in its charter)

       Georgia                                        58-2122873
(State or other Jurisdiction                        (I.R.S. Employer
     of Incorporation)                            Identification Number)


                         8010 Roswell Road, Suite 120
                             Atlanta, Georgia 30350
                                 (770) 394-6000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Charles S. Roberts
                Chairman of the Board, Chief Executive Officer,
                                 and President
                         Roberts Realty Investors, Inc.
                          8010 Roswell Road, Suite 120
                             Atlanta, Georgia 30350
                                 (770) 394-6000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    copy to:
                            Charles D. Vaughn, Esq.
                             Jonathan R. Coe, Esq.
                   Nelson Mullins Riley & Scarborough, L.L.P.
                     999 Peachtree Street, N.E., Suite 1400
                             Atlanta, Georgia 30309
                              --------------------
         Approximate date of commencement of proposed sale to public: From time to time after this registration statement becomes effective.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

===================================================================================================================================
                                        Proposed Maximum        Proposed Maximum         Amount of
Title of Shares        Amount to be     Aggregate Price Per     Aggregate Offering      Registration
to be Registered       Registered            Share (1)               Price                  Fee
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock           3,363,430             $6.25               $21,021,438             $6,370.13
===================================================================================================================================





(1) This estimate is based on the book value of the securities computed as of the latest practicable date prior to the date of filing this Registration Statement pursuant to Rule 457(f) under the Securities Act of 1933, as amended, and is made solely for purposes of determining the registration fee.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

              --------------------------------------------------

PROSPECTUS

                             SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED JULY __, 1997
                         ROBERTS REALTY INVESTORS, INC.
                        3,363,430 SHARES OF COMMON STOCK

         Roberts Realty Investors, Inc. (the "Company") owns and operates multifamily residential properties as a self-administered, self-managed equity real estate investment trust (a "REIT"). The Company conducts its business through Roberts Properties Residential, L.P. (the "Operating Partnership"), a Georgia limited partnership. The Company owns a controlling interest in the Operating Partnership and is its sole general partner. This organizational structure is sometimes called an "umbrella partnership" or "UPREIT."

         This Prospectus relates to the possible issuance by the Company of up to 3,363,430 shares (the "Shares") of the Company's Common Stock, $.01 par value per share ("Common Stock"), if and to the extent that the Company elects to issue such Shares to holders of up to 3,363,430 units of limited partnership interest ("Units") in the Operating Partnership upon the tender of such Units for redemption. The Units were issued in connection with the formation of the Company and the merger into the Operating Partnership of various entities that owned multifamily residential communities and a property management company.

         Pursuant to the amended and restated agreement of limited partnership of the Operating Partnership (the "Partnership Agreement"), holders of Units ("Unitholders") may require the Operating Partnership to redeem their Units, subject to the Company's option to purchase Units for either (a) cash equal to the market price of an equal number of Shares, or (b) an equal number of Shares. The Company anticipates that it generally will elect to acquire Units tendered for redemption by issuing Shares in exchange for such Units rather than paying cash. As Shares are issued in exchange for Units, the Company's ownership interest in the Operating Partnership will increase. The Company will not receive any cash from the issuance of Shares in redemption of Units. The Company is registering the Shares to provide Unitholders with freely tradable securities upon redemption, but the registration of the Shares does not necessarily mean that any of the Shares will be issued by the Company. Resales of Shares issued pursuant to this Prospectus by persons who are not affiliates of the Company will not be restricted under the federal Securities Act of 1933, as amended (the "Securities Act").

         The Common Stock is listed on the American Stock Exchange ("AMEX") under the symbol "RPI." To ensure that the Company maintains its qualification as a REIT, ownership by any single person is limited to 6% of the outstanding Common Stock of the Company (except for Charles S. Roberts, the Company's Chairman of the Board, Chief Executive Officer, and President, who is limited to 25%).

SEE "RISK FACTORS" BEGINNING ON PAGE 1 OF THIS PROSPECTUS FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY UNITHOLDERS BEFORE SEEKING REDEMPTION OF UNITS.

                           -------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------

THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL NOR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                     The date of this Prospectus is          , 1997.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in complying with such Act files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the regional offices of the SEC at 7 World Trade Center (13th Floor), New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such information can be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such materials can also be inspected at the offices of the AMEX, 86 Trinity Street, New York, New York 10006. The SEC maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the SEC.

         The Company has filed with the SEC a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the Shares. As permitted under certain SEC rules and regulations, this Prospectus omits some of the information included in the Registration Statement. For further information with respect to the Company and the Shares, Unitholders should refer to the Registration Statement, including its exhibits. Statements made in this Prospectus regarding the contents of any contract, agreement or other documents are not necessarily complete. Unitholders should refer to each such contract, agreement or other document filed as an exhibit to the Registration Statement for a more complete description of the matter involved. Copies of the Registration Statement and the exhibits may be inspected, without charge, at the offices of the SEC, or obtained at prescribed rates from the Public Reference Section of the SEC at the address set forth above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents previously filed by the Company with the SEC pursuant to the Exchange Act are incorporated by reference into this Prospectus:
(1) Annual Report on Form 10-KSB for the year ended December 31, 1996, as amended by Amendment No. 1 thereto filed April 30, 1997; (2) Quarterly Report on Form 10-QSB for the quarter ended March 31, 1997; (3) Current Report on Form 8-K dated April 16, 1997, as amended by Amendment No. 1 thereto filed June 16, 1997; and (4) the description of the Common Stock included in the Company's Form 10-SB/A No. 4 Registration Statement filed on July 25, 1996, including any amendment or reports filed to update such description.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and before the termination of the offering of the Shares under this Prospectus shall be deemed to be incorporated by reference into this Prospectus and to be a part of it from the date of the filing of such reports and documents. Further, all filings with the SEC by the Company pursuant to the Exchange Act after the date of the initial Form S-3 Registration Statement and prior to the effectiveness of the Registration Statement shall also be deemed to be incorporated by reference into this Prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference into this Prospectus shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference into this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide a copy of any or all of such documents (exclusive of exhibits unless such exhibits are specifically incorporated by reference into such documents), without charge, to each person to whom this Prospectus is delivered, upon written or oral request to Roberts Realty Investors, Inc., 8010 Roswell Road, Suite 120, Atlanta, Georgia 30350, (770) 394-6000, Attention: Charles R. Elliott, Chief Financial Officer.

                                  THE COMPANY

         Roberts Realty Investors, Inc. (the "Company") owns and operates multifamily residential properties as a self-administered, self-managed equity real estate investment trust (a "REIT"). The Company conducts its business through Roberts Properties Residential, L.P. (the "Operating Partnership"), a Georgia limited partnership. The Company owns a controlling interest in the Operating Partnership and is its sole general partner. This organizational structure is sometimes called an "umbrella partnership" or "UPREIT."

         The Company presently owns 11 multifamily apartment communities (the "Communities") containing a total of 2,218 apartment homes. The River Oaks, Rosewood Plantation, Plantation Trace, Preston Oaks, Highland Park, Windsong, Autumn Ridge, Bentley Place, Crestmark, and Ivey Brook Communities, containing a total of 1,963 apartment units, are completed; and the 180-unit Howell Ferry Community, a 24-unit addition to Preston Oaks, and a 51-unit second phase of Plantation Trace are now under construction or development. At June 30, 1997, the Company owned nine stabilized Communities that had a physical occupancy rate of 94.4%. The Ivey Brook Community is still in its initial lease-up phase and had a physical occupancy rate of 90.4% at June 30, 1997. (The Company considers a Community to have achieved stabilized occupancy on the earlier of (a) attainment of 95% occupancy as of the first day of any month, or (b) one year after completion of construction.)

         All but one of the Communities are located in metropolitan Atlanta; the Windsong Community is located on St. Simons Island, Georgia. Nine of the 11 Communities were or are to be developed and constructed by affiliates of Mr. Charles S. Roberts, the Chairman of the Board, Chief Executive Officer and President of the Company. The Operating Partnership also owns two retail centers totaling 15,698 square feet.

         The Company is a Georgia corporation formed in July 1994. The Company expects to continue to qualify as a REIT for federal income tax purposes. A REIT is a legal entity that holds real estate interests and, through its payment of distributions, is able to reduce or avoid incurring federal income tax at the corporate level, allowing shareholders to participate in real estate investments without the "double taxation" of income (i.e., at both the corporate and shareholder levels) that generally results from investment in shares of a corporation. To maintain its qualification as a REIT, the Company must, among other things, distribute annually to its shareholders at least 95% of its taxable income, subject to certain deductions, exclusions and additions. The Company listed its Common Stock for trading on the AMEX on July __, 1997 under the symbol "RPI."

         Certain entities owned by Mr. Roberts perform services for the Operating Partnership but are not owned by the Company or the Operating Partnership. These entities are Roberts Properties, Inc., Roberts Properties Group, L.L.C., and Roberts Properties Construction, Inc. (sometimes referred to collectively as the "Roberts Companies").

         The Company's executive offices are located at 8010 Roswell Road, Suite 120, Atlanta, Georgia 30350, and its telephone number is (770) 394-6000. At June 30, 1997, the Company had 53 employees.


                                  RISK FACTORS

         This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. These forward-looking statements involve risks and uncertainties that include, but are not limited to, those discussed below. Unitholders should carefully consider the following information along with the other information contained in this Prospectus before making an investment decision regarding the Shares.

         TAX CONSEQUENCES OF EXCHANGE OR REDEMPTION OF UNITS. If the Company exercises its right to acquire Units tendered for redemption in exchange for Shares (or cash), the Company's acquisition of such Units will be treated for tax purposes as a sale of the Units by the Unitholder. Such a sale will be fully taxable to the Unitholder, and the Unitholder will be treated as realizing for tax purposes an amount equal to the value of the Shares received (or the sum of the cash received) in the exchange plus the amount of any Operating Partnership liabilities allocable to the exchanged Units at the time of the redemption or exchange. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the value of the Shares (or the amount of cash received upon such disposition). If the Company does not exercise its right to acquire Units tendered for redemption in exchange for cash or Shares, and such Units are redeemed by the Operating Partnership for cash, the tax consequences may differ. See "Federal Income Tax Considerations - Tax Consequences of Exchange or Redemption of Units."

         In addition, the ability of the Unitholder to sell a substantial number of Shares to raise cash to pay tax liabilities associated with the redemption of Units may be limited as a result of fluctuations in the market price of the Common Stock, and the price the Unitholder receives for such shares may not equal the value of such Unitholder's Units at the time of redemption or exchange.

         POTENTIAL CHANGE IN INVESTMENT UPON REDEMPTION OF UNITS. If a Unitholder exercises his right to require the redemption of all or a portion of his Units, the Unitholder may receive cash or, at the option of the Company, Shares in exchange for his Units. If the Unitholder receives cash from either the Operating Partnership or the Company, the Unitholder will not have any interest in the Company or the Operating Partnership and will not benefit from any subsequent increases in the value of the Common Stock and will not receive any future distributions from the Company or the Operating Partnership (except to the extent that the Unitholder retains or subsequently acquires shares of Common Stock or Units). If the Unitholder receives Shares, the Unitholder will become a shareholder of the Company rather than a Unitholder in the Operating Partnership. See "Comparison of Ownership of Shares and Units."

         UNCERTAINTY REGARDING LIQUIDITY FOR SHAREHOLDERS. Although the Company has listed the Shares on the AMEX, no assurances can be given that an active trading market for the Shares will develop or be maintained. Accordingly, shareholders who desire to sell their Shares may be unable to do so.

         UNCERTAIN MARKET PRICE FOR SHARES. Assuming an active trading market develops, there is considerable uncertainty regarding the prices at which the Shares will trade. Among the factors that might adversely affect the trading price of the Shares, many of which are beyond the control of the Company, are the following: potential pent-up selling pressures as a result of the historic illiquidity of the investments in the previous partnerships that have been merged into the Operating Partnership; the Company's relatively short operating history and relatively small capitalization; the absence of an active trading market for the Shares; and increases in market interest rates, which may lead purchasers of Common Stock to demand a higher annual yield from distributions by the Company.

         FLUCTUATION IN SHARE PRICES. The market price of the Shares may be affected by the local and national economy and by overall trends in the stock market.

         SHARES AVAILABLE FOR REDEMPTION. In addition to the 4,186,329 Shares presently outstanding, 3,363,430 Shares are reserved for issuance to Unitholders and have been registered for sale pursuant to the Registration Statement of which this Prospectus is a part. The Company anticipates that it will generally issue Shares in exchange for any Units submitted for redemption. If a substantial number of Units are redeemed for Shares and are sold into the public market, or the perception exists that such sales could occur, the market price of the Shares could be adversely affected as a result. No prediction can be made about the effect that future sales of Common Stock will have on the market prices of the Common Stock.

         OTHER RISKS CURRENTLY FACED BY UNITHOLDERS. In addition to the risks faced by Unitholders who elect to demand redemption of their Units, Unitholders who elect not to demand redemption and Unitholders who retain the Shares they receive in redemption will continue to face the risks they currently face as investors in the Operating Partnership, which include, without limitation: risks associated with real estate investment and property management, such as changes in the value and cash flows of multifamily properties due to economic and other conditions; the Company's dependence on the metropolitan Atlanta market; competition in the metropolitan Atlanta market; conflicts of interest resulting from certain business transactions between or among the Company and/or the Operating Partnership, and Mr. Roberts and his affiliates; construction and lease-up risks inherent in the Company's development of multifamily communities; the potential anti-takeover effect of limiting stock ownership by any one holder to 6% of the outstanding Shares (other than by Mr. Charles S. Roberts, who is limited to 25%); risks associated with borrowing, including the possibility that replacement financing might not be available to make balloon payments on indebtedness, or that indebtedness might be refinanced on less favorable terms; the risk of potential increases in leverage due to the absence of a provision in the organizational documents of the Company that limits the amount of debt the Company may incur; significant influence of Mr. Roberts and other large shareholders on the affairs of the Company; and the possible loss of Mr. Roberts' services, which could have a material adverse affect on the Company.

                  DESCRIPTION OF UNITS AND REDEMPTION OF UNITS

GENERAL

         Unitholders may, subject to certain limitations, require the Operating Partnership to redeem all or a portion of their Units. This redemption right may be exercised by Unitholders pursuant to a notice of redemption (the form of which is included as Exhibit A) delivered to the Operating Partnership. Upon submittal of Units for redemption, the Operating Partnership will have the option either (a) to pay cash for such Units in an amount equal to the number of such Units multiplied by the average of the daily market prices of the Shares for the 10 consecutive trading days prior to the redemption date (the "Cash Redemption Price"), or (b) to require the Company to acquire such Units in exchange for either (x) the Cash Redemption Price, or (y) a number of Shares equal to the number of Units submitted for redemption. The redemption date is the first day that is (a) at least 10 business days following receipt by the Operating Partnership of the applicable redemption notice, and (b) the first day of a calendar month.

         The Company anticipates that it generally will issue Shares in exchange for all Units submitted for redemption. Such an acquisition by the Company will be treated as a sale of the Units by the Unitholder to the Company for federal income tax purposes. See "Federal Income Tax Considerations - Tax Consequences of Exchange or Redemption of Units." Upon a sale or redemption for cash, a Unitholder's right to receive distributions with respect to the Units redeemed will cease. Upon a sale for Shares, a Unitholder will have rights as a shareholder of the Company, including the right to receive dividends from the time of his acquisition of the Shares.

         A Unitholder must notify the Company of his desire to require the Operating Partnership to redeem Units by using the form attached hereto as Exhibit A. A Unitholder must request the redemption of at least 1,000 Units, unless such Unitholder is requesting redemption of all of his Units. No redemption can occur if the delivery of Shares would be prohibited under the provisions of the Company's Articles of Incorporation that are intended to protect the Company's qualification as a REIT. (The Articles provide, among other things, that no one holder other than Mr. Roberts may own more than 6% of the outstanding shares of Common Stock.)

         The Company has the right at its election to purchase all outstanding Units from Unitholders in exchange for Shares. This purchase right is subject to the same conditions that apply to the Unitholders' redemption right.

REGISTRATION RIGHTS

         Under the Partnership Agreement the Company is obligated, as a condition to the Unitholders' right to require redemption of their Units, to list the Shares on a national securities exchange and register the Shares with the SEC under the Securities Act. To fulfill that obligation the Company has caused the Shares to be listed on the AMEX and registered with the SEC pursuant to the Registration Statement of which this Prospectus is a part. The Company is obligated to maintain this listing and Securities Act registration until all Units are either redeemed by Unitholders or purchased by the Company.

TAX CONSEQUENCES OF REDEMPTION

         For a discussion of tax consequences of redemption (or sale) of Units, see "Federal Income Tax Considerations - Tax Consequences of Exchange or Redemption of Units."

                          DESCRIPTION OF COMMON STOCK

GENERAL

         The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, $.01 par value per share, and 20,000,000 shares of Preferred Stock, $.01 par value per share. The following description of the terms and provisions of the shares of stock of the Company and certain other matters does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable provisions of the Georgia Business Corporation Code (the "GBCC") and the Company's Articles of Incorporation.

COMMON STOCK

         Each holder of Shares is entitled to one vote at shareholders' meetings for each Share held. Neither the Articles of Incorporation nor the By-Laws provide for cumulative voting for the election of directors. Subject to the prior rights of any series of Preferred Stock that may be issued, holders of Shares are entitled to receive, pro rata, such distributions as may be declared by the Board of Directors out of funds legally available therefor, and are also entitled to share, pro rata, in any other distributions to the shareholders. The Company depends upon distributions from the Operating Partnership to fund its distributions to shareholders.

         There are no redemption or sinking fund provisions and no direct limitations in any indenture or agreement on payment of distributions to shareholders.

         Holders of Shares do not have any preemptive rights or other rights to subscribe for additional Shares.

PREFERRED STOCK

         Under the Articles of Incorporation, the Board of Directors may issue, without any further action by the shareholders, shares of Preferred Stock of one or more series, including any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as shall be set forth in resolutions adopted by the Board of Directors. Articles of Amendment must be filed with the Georgia Secretary of State prior to the issuance of any shares of Preferred Stock of the applicable series.

CLASSIFICATION AND REMOVAL OF THE BOARD OF DIRECTORS

         The Articles of Incorporation provide for the Board of Directors to be divided into three classes of directors, with each class to consist as nearly as possible of an equal number of directors. At each annual meeting of shareholders, the class of directors to be elected at such meeting is elected for a three-year term, and the directors in the other two classes continue in office. Because holders of Shares will have no right to cumulative voting for the election of directors, the holders of a majority of the outstanding Shares are able to elect all of the successors of the class of directors whose term expires at each annual meeting of shareholders.

         The Articles of Incorporation also provide that, except for any directors who may be elected by holders of a class or series of stock other than the Common Stock, directors may be removed only by the affirmative vote of shareholders holding at least 75% of all of the votes entitled to be cast for the election of directors. Vacancies on the Board of Directors may be filled by the affirmative vote of the remaining directors and, in the case of a vacancy resulting from the removal of a director, by the shareholders by a majority of the votes entitled to be cast for the election of directors. A vote of shareholders holding at least 75% of all the votes entitled to be cast thereon is required to amend, alter, change, repeal or adopt any provisions inconsistent with the foregoing classified board and director removal provisions. These provisions may make it more difficult and time-consuming to change majority control of the Board of Directors of the Company and, thus, reduce the vulnerability of the Company to an unsolicited proposal for the takeover of the Company or the removal of incumbent management.

SPECIAL MEETINGS

         Under the By-Laws, special meetings of the shareholders may be called by shareholders only if such shareholders hold outstanding shares representing more than 50% of all votes entitled to be cast on any issue proposed to be considered at any such special meeting.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

         The By-Laws provide that with respect to an annual meeting of shareholders, the proposal of business to be considered by shareholders may be made only (i) by or at the direction of the Board of Directors, or (ii) by a shareholder who has complied with the advance notice procedures set forth in the By-Laws. In addition, with respect to any meeting of shareholders, nominations of persons for election to the Board of Directors may be made only (i) by or at the direction of the Board of Directors, or (ii) by any shareholder of the Company who is entitled to vote at the meeting and who has complied with the advance notice provisions set forth in the By-Laws.

MANAGEMENT LIABILITY

         The Articles of Incorporation eliminate, subject to certain exceptions, the personal liability of a director to the Company or its shareholders for monetary damage for breaches of such director's duty of care or other duties as a director. The Articles do not provide for the elimination of or any limitation on the personal liability of a director for (i) any appropriation, in violation of the director's duties, of any business opportunity of the Company, (ii) acts or omissions which involve intentional misconduct or a knowing violation of law,
(iii) unlawful corporate distributions, or (iv) any transactions from which the director derived an improper personal benefit. The Articles of Incorporation of the Company further provide that if the GBCC is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the GBCC, as amended. These provisions of the Articles of Incorporation will limit the remedies available to a shareholder in the event of breaches of any director's duties to such shareholder or the Company.

ANTI-TAKEOVER PROVISIONS

         The Articles of Incorporation and By-Laws, as well as certain consulting fee arrangements with the Roberts Companies, contain a number of provisions that might have the effect of entrenching current management and delaying or discouraging a hostile takeover of the Company. These provisions include, among others, the following:

         ISSUANCE OF PREFERRED STOCK. The Board of Directors has the power to issue 20,000,000 shares of Preferred Stock, in one or more classes or series and with such rights and preferences as determined by the Board of Directors, all without shareholder approval. Because the Board of Directors has the power to establish the preferences and rights of each class or series of Preferred Stock, it may afford the holders in any series or class of Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of Common Stock. The Board of Directors has no present plans to issue any shares of Preferred Stock.

         RESTRICTIONS ON TRANSFER - OWNERSHIP LIMITS. The Articles of Incorporation contain certain restrictions on the number of Shares of Common Stock that individual shareholders may own. For the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), as a general matter no more than 50% in value of its outstanding Shares may be owned, directly or indirectly, by five or fewer individuals. The Common Stock must also be beneficially owned by 100 or more persons. Because the Company expects to continue to qualify as a REIT, the Articles of Incorporation contain restrictions on the acquisition of Common Stock that are intended to insure compliance with these requirements.

         Subject to certain exceptions specified in the Articles of Incorporation, no holder may own or be deemed to own more than 6% of the issued and outstanding Shares. Mr. Roberts is not subject to such limit, but he is instead prohibited from acquiring more than an aggregate of 25% of the outstanding Shares, and he is prohibited from acquiring any Shares if such acquisition would cause five beneficial owners of Shares to beneficially own in the aggregate more than 50% in value of the outstanding Shares.

         If any shareholder purports to transfer shares to a person and either the transfer would result in the Company's failing to qualify as a REIT, or the shareholder knows that such transfer would cause the transferee to hold more than the applicable ownership limit, the purported transfer shall be null and void, and the shareholder will be deemed not to have transferred the shares. In addition, if any person holds Shares in excess of the applicable limit, such person will be deemed to hold the Shares that caused the limit to be exceeded in trust for the Company, and such person will not receive dividends or distributions with respect to such Shares and will not be entitled to vote such Shares. The person will be required to sell such Shares to the Company pursuant to certain provisions in the Articles of Incorporation.

         Although the foregoing restrictions on transfer are intended only to insure compliance with the REIT requirements under the Internal Revenue Code, they may have the effect of discouraging a takeover of the Company.

         SUPERMAJORITY VOTING REQUIREMENTS. The Articles of Incorporation provide that no transaction of a fundamental nature, including mergers in which the Company is not the survivor, share exchanges, consolidations, or sale of all or substantially all of the assets of the Company, may be effectuated without the affirmative vote of at least three-quarters of the votes entitled to vote generally in any such matter. Similarly, the Articles of Incorporation may not be amended (except for certain limited matters) without the affirmative vote of at least three-quarters of the votes entitled to be voted generally in the election of directors. The By-Laws may be amended by either the affirmative vote of three-quarters of all shares outstanding and entitled to vote generally in the election of the directors, or the affirmative vote of a majority of the Company's directors then holding office, unless the shareholders prescribed that any such By-Law may not be amended or repealed by the Board of Directors.

         GEORGIA ANTI-TAKEOVER STATUTES. The GBCC generally restricts a company from entering into certain business combinations with an interested shareholder (which is defined as any person or entity that is the beneficial owner of at least 10% of the company's voting stock) or its affiliates for a period of five years after the date on which such shareholder became an interested shareholder, unless (i) the transaction is approved by the board of directors of the company prior to the date such person became an interested shareholder, (ii) the interested shareholder acquires 90% of the company's voting stock in the same transaction in which it exceeds 10%, or (iii) subsequent to becoming an interested shareholder, such shareholder acquires 90% of the company's voting stock and the business combination is approved by the holders of a majority of the voting stock entitled to vote thereon (the "Business Combination Statute"). The GBCC provides that the Business Combination Statute will not apply unless the bylaws of the corporation specifically provide that the Business Combination Statute is applicable to the corporation. The Company has not elected to be covered by such statute, but it could do so by action of the Board of Directors at any time.

         The GBCC also contains provisions that impose certain fair price and other procedural requirements applicable to certain business combinations (the "Fair Price Statute") with any person who owns 10% or more of the common stock (an "interested shareholder"). These statutory requirements restrict business combinations with, and accumulations of shares of voting stock of, certain Georgia corporations. The Fair Price Statute will apply to a company only if the company elects to be covered by the restrictions imposed by these statutes. The Company has not elected to be covered by such Fair Price Provisions, but it could do so by action of the Board of Directors at any time.

         CLASSIFIED BOARD OF DIRECTORS. The Company's Board of Directors is divided into three classes of directors serving staggered three-year terms. The use of a classified board may render more difficult a change in control of the

Company or removal of incumbent management, because the term of office of only one-third of the directors (depending upon the class whose term expires) expires in a given year. Further, directors elected by the holders of Common Stock may be removed only by the affirmative vote of shareholders holding at least 75% of all of the votes entitled to be cast for the election of directors.

         CONSULTING FEE ARRANGEMENTS WITH THE ROBERTS COMPANIES. Certain entities owned by Mr. Roberts are presently entitled to receive a consulting fee of 5% of the gross sales proceeds upon a sale by the Operating Partnership of any one or more of eight of the Company's multifamily communities and also upon a "change in control" of either the Operating Partnership or the Company (provided that such fee is 6% in the case of Plantation Trace and the Plantation Trace Shoppes and 3% in the case of Bentley Place and Windsong). Because of the substantial payments that would be triggered in the event of a change in control, the consulting fee arrangements may deter a takeover of the Company.

VOTING RIGHTS

         Shareholders are entitled to elect the Company's Board of Directors at each annual meeting of the Company, although the Board is classified, i.e., separated into three separate classes, as previously noted.

         The Articles of Incorporation provide that the affirmative vote of three-quarters of all of the votes entitled to be cast on the matter shall be necessary to approve and authorize the following acts of the Company:

         (a) amendment of the Articles of Incorporation (except: to amend the Articles to terminate the Company's status as a REIT upon approval of a majority of all of the votes entitled to be cast on the matter; to change the name of the Company; to increase the number of authorized shares of Common Stock or Preferred Stock or both; or to amend the Articles of Incorporation by the filing of articles of amendment designating the terms of one or more series of the Preferred Stock, which under the Articles may be done by the Board of Directors without a shareholder vote);

         (b) consolidation of the Company with one or more companies to form a new consolidated company;

         (c) merger of the Company into another company, with the Company not being the survivor;

         (d) a share exchange in which shares of the Company will be acquired;

         (e) sale, lease, exchange or other transfer of all, or substantially all, of the property and assets of the Company, including its goodwill and franchises; or

         (f) the voluntary or involuntary liquidation, dissolution or winding-up of the Company.

TRANSFER AGENT

         The Company's transfer agent is First Union National Bank of North Carolina.

                 COMPARISON OF OWNERSHIP OF SHARES AND UNITS

INTRODUCTION

         The information below highlights a number of the significant differences between the Company and the Operating Partnership relating, among other things, to form of organization, investment objectives, policies and restrictions, management structure, and investor rights. This section also compares certain of the respective legal rights associated with the ownership of Shares and Units. These comparisons are intended to assist Unitholders in understanding how their investments will be changed if they elect to demand redemption of their Units and receive Shares in exchange. This discussion is summary in nature and does not constitute a complete discussion of these matters, and Unitholders should carefully review the balance of this Prospectus and the Registration Statement of which this Prospectus is a part for additional important information about the Company.

FORM OF ORGANIZATION

         THE COMPANY. The Company is a Georgia corporation formed for the purpose of investing, through the Operating Partnership, in a real estate portfolio consisting primarily of multifamily apartment communities. As a corporation, the Company may remain in existence in perpetuity. The Company qualifies and intends to continue to qualify as a REIT for federal income tax purposes.

         THE OPERATING PARTNERSHIP. The Operating Partnership is a limited partnership organized under Georgia law for the purpose of holding a real estate portfolio consisting primarily of multifamily apartment communities. The termination date of the Operating Partnership is December 31, 2093. The Operating Partnership is taxed as a partnership for federal income tax purposes.

         SUMMARY. The Operating Partnership is a Georgia limited partnership, while the Company is a Georgia corporation. Each of the Company and the Operating Partnership is recognized as an appropriate vehicle for holding real estate investments and affords passive investors certain benefits, including limited liability, a professionally managed portfolio and the avoidance of double-level taxation on distributed income. The Partnership is under the control of the Company, its general partner (in this capacity the Company is sometimes referred to hereinafter as the "General Partner"). The Company is governed by the Board of Directors. The Board of Directors of the Company manages the affairs of the Operating Partnership by directing the affairs of the Company.

LENGTH OF INVESTMENT

         THE COMPANY. The Company intends to continue its operations for an indefinite time and has no specific plans for disposition of its assets. The Company intends to distribute at least 95% of its taxable income for REIT purposes, but it expects to retain net sale, financing, or refinancing proceeds for new investments, capital expenditures, working capital reserves or other appropriate purposes.

         THE OPERATING PARTNERSHIP. The Operating Partnership is the vehicle through which the Company owns its real estate properties. The termination date of the Operating Partnership is December 31, 2093, and the Operating Partnership will dispose of its properties only as the Company deems appropriate in carrying out its operations as a REIT. Unitholders should note, however, that the Company has the right to purchase Units for Shares.

         SUMMARY. The Company does not expect to dispose of its multifamily communities or additional properties within any prescribed periods and, in any event, plans to retain the net sale proceeds for future investments. Holders of shares of Common Stock ("Shareholders") - including persons who have redeemed Units for Shares - are expected to achieve liquidity for their investments by trading the Shares on the AMEX, not through the liquidation of the assets of the Company or the Operating Partnership.

MANAGEMENT CONTROL AND RESPONSIBILITY

         THE COMPANY AND THE OPERATING PARTNERSHIP. The Board of Directors has exclusive control over the business and affairs of the Company, and through it the Operating Partnership, subject only to the restrictions in the Articles of Incorporation, the By-Laws, and the Partnership Agreement, as applicable. (The Partnership Agreement, for example, authorizes the Operating Partnership to sell any or all of its assets without obtaining consent from any of its limited partners.) Shareholders - but not Unitholders unless and until they receive Shares in redemption of their Units or their Units are purchased by the Company for Shares - have the right to elect members of the Board of Directors at each annual meeting of the Shareholders. The directors are accountable to the Company as fiduciaries and are required to exercise good faith and integrity in conducting the Company's affairs.

         SUMMARY. Because one third of the Company's directors are elected each year by the Shareholders at the Company's annual meeting, Shareholders have greater control over management of the Company than Unitholders. The General Partner does not need to seek reelection annually or at any other time, and the Partnership Agreement does not provide the right to remove the General Partner.

MANAGEMENT LIABILITY

         THE OPERATING PARTNERSHIP. The Partnership Agreement provides that the General Partner shall not be liable to the Partnership or to any other partner for any actions taken in good faith and reasonably believed to be in the best interest of the Partnership, or for errors of judgment, but shall only be liable for willful misconduct or gross negligence. In particular, any action of the Company as the general partner of the Operating Partnership or any decision of the Company as the general partner of the Operating Partnership to refrain from acting on behalf of the Operating Partnership, undertaken in a good faith belief that such action or omission is necessary or advisable to protect the ability of the Company to continue to qualify as a REIT or to avoid the incurring by the Company of any taxes under sections 857 and/or 4981 of the Code, is expressly authorized under the Partnership Agreement, is deemed to be approved by all of the Unitholders, and shall be considered to be in the best interest of the Operating Partnership and taken in good faith with respect to the Operating Partnership. Further, the Partnership Agreement provides that each partner in the Operating Partnership and the Operating Partnership itself releases each shareholder, director, officer, trustee, limited partner and other affiliate of the Company from all duties of care and loyalty owed, as a result of the existence of the Operating Partnership, by each such person to such partner or the Operating Partnership. (Such release may be unenforceable as against public policy.)

         THE COMPANY. The Company's Articles of Incorporation eliminate, subject to certain exceptions, the personal liability of a director to the Company or its shareholders for monetary damage for breaches of such director's duty of care or other duties as a director. The Articles do not provide for the elimination of or any limitation on the personal liability of a director for (i) any appropriation, in violation of the director's duties, of any business opportunity of the Company, (ii) acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) unlawful corporate distributions, or (iv) any transactions from which the director derived an improper personal benefit. The Articles further provide that if the Georgia Business Corporation Code (the "GBCC") is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the GBCC, as amended. These provisions of the Articles of Incorporation limit the remedies available to a shareholder in the event of breaches of any director's duties to such shareholder or the Company.

MANAGEMENT INDEMNIFICATION

         THE OPERATING PARTNERSHIP. Under the Partnership Agreement, the Operating Partnership is required to indemnify any person or entity made a party to a proceeding by reason of his or its status as the general partner or as a director or officer of the Operating Partnership or the Company, or by reason of such person's liability for any indebtedness of the Operating Partnership. In addition, the Company as the general partner of the Operating Partnership may designate other persons from time to time whether before or after the event giving rise to potential liability, in its sole and absolute discretion, to be indemnified under the provisions of the Partnership Agreement. The Operating Partnership is required to indemnify any such person from and against any and all losses, including attorneys' fees and other legal fees and expenses, relating to the operations of the Operating Partnership or the Company in which such person may be or is threatened to be involved unless it is established that: (i) the act or omission of such person was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) such person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, such person had reasonable cause to believe that the act or omission was unlawful. The Operating Partnership shall pay or reimburse reasonable expenses incurred by such person upon receipt by the Operating Partnership of (i) a written affirmation by such person of his or her good faith belief that the standard of conduct necessary for indemnification has been met, and (ii) a written undertaking by or on behalf of such person to repay the amount if it shall ultimately be determined that the standard of conduct has not been met. The Operating Partnership may, but is not obligated to, purchase and maintain insurance for any such purposes.

         THE COMPANY. The Company's officers and directors are and will be indemnified under Georgia law, the By-Laws, and the Partnership Agreement (as described above) against certain liabilities.

         As permitted by Georgia law, the Company's Articles of Incorporation provide that a director shall not be personally liable to the Company or its shareholders for monetary damages for breach of duty of care or any other duty owed to the Company as a director, except that such provision shall not eliminate or limit the liability of a director (i) for any appropriation, in violation of his duties, of any business opportunity of the Company, (ii) for acts or omissions that involve intentional misconduct or a knowing violation of law, (iii) for unlawful corporate distributions or (iv) for any transaction from which the director received an improper personal benefit.

         Under the Company's By-Laws, the Company is required to indemnify to the fullest extent permitted by the GBCC, any individual made a party to a proceeding (as defined in the GBCC) because he is or was a director or officer, against liability (as defined in the GBCC) incurred in the proceeding, if he acted in a manner he believed in good faith to be in or not opposed to the best interests of the Company and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. The Company is required to pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding in advance of final disposition of the proceeding if: (a) such person furnishes the Company a written affirmation of his good faith belief that he has met the standard of conduct set forth above; and (b) such person furnishes the Company a written undertaking to repay any advances if it is ultimately determined that he is not entitled to indemnification. The written undertaking required by clause (b) above must be an unlimited general obligation of such person but need not be secured and may be accepted without reference to financial ability to make repayment. A corporation may not indemnify a director under this provision of the GBCC (i) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (ii) in connection with any other proceeding in which he was adjudged liable on the basis that he improperly received a personal benefit.

         The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in the Company's By-Laws are not exclusive of any other right which any person may have under any statute, provision of the Company's Articles of Incorporation, provision of the Company's By-Laws, agreement, vote of shareholders or disinterested directors, or otherwise.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company and/or the Operating Partnership pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ANTI-TAKEOVER PROVISIONS

         THE OPERATING PARTNERSHIP. The Unitholders are expressly denied the right to expel or remove the Company as the general partner of the Operating Partnership, with or without cause. Under Georgia law limited partners have only such voting rights as are granted in the partnership agreement, and the law does not require that the limited partners be given any particular voting right, including the right to vote to remove a general partner.

         THE COMPANY. The Articles of Incorporation and By-Laws of the Company, as well as certain consulting fee arrangements with the Roberts Companies, contain a number of provisions that might have the effect of entrenching current management and delaying or discouraging a hostile takeover of the Company. These provisions include, among others, the provisions summarized under "Description of Common Stock - Anti-Takeover Provisions" under the headings "Issuance of Preferred Stock," "Restrictions on Transfer - Ownership Limits," "Supermajority Voting

Requirements," "Georgia Anti-Takeover Statutes," "Classified Board of Directors," and "Consulting Fee Arrangements with the Roberts Companies."

VOTING RIGHTS

         THE OPERATING PARTNERSHIP. The Company may not transfer its interest as a general partner in the Operating Partnership without the consent of both (i) a majority in interest of the limited partners in the Operating Partnership (including the Company, to the extent of its interest in the Operating Partnership as a limited partner therein) and (ii) a majority in interest of all limited partners in the Operating Partnership other than the Company and its affiliates. (Notwithstanding the foregoing, the Company as general partner may at any time and from time to time by written declaration filed in the records of the Operating Partnership convert a portion or portions of its interest in the Operating Partnership to interests as a limited partner in the Operating Partnership rather than as a general partner in the Operating Partnership, subject to certain limits specified in the Partnership Agreement.) Also, a majority in interest of the limited partners in the Operating Partnership other than the Company and its Affiliates, and a majority in interest of all partners in the Operating Partnership, including the Company and its Affiliates, may reconstitute the Operating Partnership within 90 days after a dissolution arising out of a liquidation or bankruptcy of the Company as general partner, or of its retirement or resignation in breach of the Partnership Agreement, or of any other event of withdrawal by the Company as general partner. If the General Partner decides that it would be in the best interest of the Operating Partnership to dissolve, such dissolution may be effectuated only with the concurrence of a majority in interest of the limited partners of the Operating Partnership, including the Company to the extent of its interest in the Operating Partnership as a limited partner.

         Except for certain technical amendments that may be made by the General Partner without the consent or approval of the limited partners of the Operating Partnership, amendments to the Partnership Agreement may be made only with the approval of the Company as general partner and a majority in interest of the limited partners (including the Company, to the extent of its interest in the Operating Partnership as a limited partner), provided that any amendment to the Partnership Agreement that increases the obligation of any partner to contribute to the Operating Partnership or the responsibility of any limited partner as such for liabilities of the Operating Partnership shall also require the written approval of all partners so affected.

         THE COMPANY. Shareholders are entitled to elect directors at each annual meeting of the Company, although the Board is classified, i.e., separated into three separate classes, as previously noted.

         The Articles of Incorporation provide that the affirmative vote of three-quarters of all of the votes entitled to be cast on the matter shall be necessary to approve and authorize the following acts of the Company:

         (a) amendment of the Articles of Incorporation of the Company (except: to amend the Articles to terminate the Company's status as a REIT upon approval of a majority of all of the votes entitled to be cast on the matter; to change the name of the Company; to increase the number of authorized shares of Common Stock or Preferred Stock or both; or to amend the Articles of Incorporation by the filing of articles of amendment designating the terms of one or more series of the Preferred Stock, which under the Articles may be done by the Board of Directors without a shareholder vote);

         (b) consolidation of the Company with one or more companies to form a new consolidated company;

         (c) merger of the Company into another company, with the Company not being the survivor;

         (d) a share exchange in which shares of the Company will be acquired;

         (e) sale, lease, exchange or other transfer of all, or substantially all, of the property and assets of the Company, including its goodwill and franchises; or

         (f) the voluntary or involuntary liquidation, dissolution or winding-up of the Company.

        Shareholders have much broader voting rights than Unitholders. Unitholders will have no right to vote as shareholders of the Company until they exercise their right to redeem Units and receive Shares, or their Units are purchased by the Company for Shares.

LIMITED LIABILITY OF INVESTORS

         UNITHOLDERS. Under the Partnership Agreement and applicable state law, the limited partners in the Operating Partnership are not liable for its debts and obligations. All outstanding Units are fully paid and nonassessable.

         SHAREHOLDERS. Under Georgia law, Shareholders are not liable for the Company's debts or obligations. All outstanding shares of Common Stock are, and the Shares when issued will be, fully paid and nonassessable.

         SUMMARY. The limitation on personal liability of Shareholders and Unitholders is substantially the same.

REVIEW OF INVESTOR LISTS

         UNITHOLDERS. Under the Partnership Agreement and under applicable provisions of Georgia law, the Operating Partnership is required to maintain a current list of the full name and last known business address of each partner, separately identifying in alphabetical order the general partner and the limited partners. Subject to such reasonable procedural standards as may be established by the Company as general partner, each partner in the Operating Partnership shall, upon reasonable request, have access to such records for any purpose reasonably related to such partner's interest as a partner in the Operating Partnership, at any time during ordinary business hours. Such partner may copy at his expense such partnership records.

         SHAREHOLDERS. Under Georgia law a shareholder of a corporation is entitled to inspect and copy, during regular business hours at a reasonable location specified by the corporation, the record of shareholders, among other corporate records, if such shareholder gives the corporation written notice of his demand at least five business days before the date on which he wishes to inspect and copy and, in addition, only if: his demand is made in good faith and for a proper purpose that is reasonably relevant to his legitimate interest as a shareholder; he describes with reasonable particularity his purpose and the records he desires to inspect; the records are directly connected with his purpose; and the records are to be used only for the stated purpose.

NATURE OF INVESTMENT

         UNITS. The Units in the Operating Partnership constitute equity interests entitling each Unitholder to his or her pro rata share of cash distributions made to the Unitholders. Under the Partnership Agreement, distributions are required from the Operating Partnership only as and when determined by its General Partner, the Company. For the Company to qualify as a REIT it must satisfy certain distribution requirements, however, and to obtain funds for satisfaction of those requirements the Company causes the Operating Partnership to make periodic distributions to the Company, and consequently and concurrently to the limited partners in the Operating Partnership.

         SHARES. The Shares constitute equity interests in the Company. Each Shareholder is entitled to his pro rata share of the distributions paid with respect to the Common Stock. The distributions payable to the Shareholders are not fixed in amount and are only paid when declared by the Board of Directors. The Company expects to continue to pay quarterly distributions. To qualify as a REIT, the Company must distribute at least 95% of its taxable income.

LIQUIDITY

         UNITS. Units may not be transferred, nor may any transferee become a substitute limited partner unless, among other things, the proposed transfer and/or substitution is approved by the General Partner, who may grant or withhold such consent in its absolute discretion. In view of the foregoing restrictions, it is not intended that the Units will be actively traded, and no secondary market for the Units exists or is expected to develop.

         Unitholders are now able to require the Operating Partnership either to pay cash or deliver Shares, at the option of the Company, in exchange for the Units tendered by Unitholders. (Although the decision to redeem will be the Unitholder's, the determination of whether a Unitholder will receive Shares or cash will be made by the Company.) The Company anticipates that it generally will elect to issue Shares in exchange for any Units submitted for redemption.

         SHARES. The Company has listed the Shares on the AMEX, although there can be no assurance that an active trading market will develop or be sustained or that the Shares may be resold at any given price. If such a market develops, holders of the Shares will be able to liquidate their investment by selling them into the public market.

TAXATION

For a general comparison of the tax regimens applicable to the Operating Partnership and Unitholders, on the one hand, or to the Company and Shareholders, on the other hand, see "Federal Income Tax Considerations - General Comparison to Partnership Tax Regimen."

                       FEDERAL INCOME TAX CONSIDERATIONS

INTRODUCTION

         The following is a general summary of the material federal income tax considerations associated with redemptions of Units, exchanges of Units for cash or Shares, and investments in Shares. The following discussion is not exhaustive of all possible tax considerations and is not tax advice. Moreover, this summary does not deal with all tax aspects that might be relevant to a particular Unitholder in light of his or her personal circumstances, nor does it deal with particular types of taxpayers that are subject to special treatment under the Code, such as tax-exempt organizations, foreign persons, insurance companies, financial institutions and broker-dealers. The Code provisions governing the federal income tax treatment of REITs are highly technical and complex, and this summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof. The following discussion is based on current law.

         Holt Ney Zatcoff & Wasserman, LLP, which has acted as tax counsel to the Company in connection with this offering, has reviewed the following discussion and is of the following opinions, in each case assuming (a) that current statutory, regulatory, administrative and judicial law is applied, (b) that the anti-abuse regulation discussed below is not applicable to the Company and the Operating Partnership, (c) that the activities of the Company and the Operating Partnership are as described in this Prospectus, and (d) that all appropriate factual conditions are satisfied and all factual questions are resolved in favor of the taxpayer:

         (i) the following discussion fairly summarizes the federal income tax considerations that are likely to be material to a Unitholder who exchanges Units for Shares;

         (ii) the Company will qualify as a REIT for federal income tax purposes; and

         (iii) the Operating Partnership will be classified as a partnership for federal income tax purposes.

         Federal income tax law is essentially dynamic, changing continuously and sometimes rapidly as a result of new legislation, new regulations, and new administrative and judicial pronouncements. All tax matters affecting the Company, the Operating Partnership, and/or the Shareholders are and will be subject to such change. Because an investment in the Company will likely be a long-term investment, and because federal income tax considerations are of particular importance in the case of investments in REITs, prospective investors should consider carefully their exposure to the inherently unpredictable character of tax law development before ultimately deciding to invest.

         EACH UNITHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISORS WITH RESPECT TO SUCH PERSON'S REDEMPTION OR EXCHANGE OF UNITS AND HOLDING AND SALE OF SHARES.

TAX CONSEQUENCES OF EXCHANGE OR REDEMPTION OF UNITS

         The following discussion summarizes certain Federal income tax considerations that may be relevant to a Unitholder should he or she exercise his or her right to redeem Units.

         TAX TREATMENT OF DISPOSITION OF UNITS BY A LIMITED PARTNER GENERALLY. If Units are sold, or disposed of in a manner that is treated as a sale, the determination of gain or loss from the sale will be based on the difference between the amount considered realized for tax purposes and the seller's tax basis in the Units. The "amount realized" will be equal to the sum of the cash and fair market value of other property (e.g., Shares) received plus the amount of any Operating Partnership liabilities allocable to the sold Units. To the extent that the amount of cash or property received plus the allocable share of any Operating Partnership liabilities exceeds the seller's basis in the sold Units, the seller will recognize gain. It is possible that the amount of gain recognized, or even the tax liability resulting from such gain, could exceed the amount of cash and/or the value of any other property (e.g., Shares) received in the sale.

         Gain recognized upon a sale of Units generally will be treated as gain attributable to the sale or disposition of a capital asset. To the extent, however, that the amount realized which is attributable to certain kinds of assets of the Operating Partnership described in section 751 of the Code (and consequently referred to as "section 751 assets") exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Section 751 assets include amounts that would be subject to recapture as ordinary income upon sale by the Operating Partnership of its assets at their fair market value, as well as rights of the Operating Partnership to payment for services rendered or to be rendered (to the extent not previously included in the Operating Partnership's income).

         Generally, a Unitholder's tax basis in his or her Units is increased by the amount of cash and the net tax basis of other property contributed by him or her to the Operating Partnership, his or her share of the Operating Partnership's taxable and tax-exempt income, and increases in his or her share of liabilities of the Operating Partnership. Conversely, a Unitholder's basis in his or her Units is decreased (but not below zero) by the amount of cash and the net tax basis (to the Unitholder) of property other than cash distributed from the Operating Partnership to him or her, his or her share of losses of the Operating Partnership and of the Operating Partnership's expenditures which are neither deductible nor capitalizable, and decreases in his or her share of liabilities of the Operating Partnership. The Unitholder's basis in distributed non-cash property is the lesser of the property's basis to the Operating Partnership or the Unitholder's pre-distribution basis in his Units less the amount of cash (if any) distributed in the same transaction.

         TAX TREATMENT OF EXCHANGE OR REDEMPTION OF UNITS. If the Company elects to purchase Units tendered for redemption, the resulting sale of Units by the Unitholder to the Company will be fully taxable to the Unitholder, and the Unitholder will be treated as realizing for tax purposes an amount equal to the sum of the cash or the value of the Shares received in the exchange plus the amount of any Operating Partnership liabilities allocable to the sold Units.

         If the Company does not elect to purchase Units tendered for redemption and the Operating Partnership redeems a Unitholder's Units for cash, the tax consequences would generally be the same as described in the previous paragraphs if the redemption includes all of the Unitholder's Units. If the Operating Partnership redeems fewer than all of a Unitholder's Units, however, the redemption is bifurcated for federal income tax purposes into two distinct transactions. First, so much of the Operating Partnership's section 751 assets as is allocable to the redeemed Units would be considered as having been distributed to the Unitholder and sold by the Unitholder to the Operating Partnership (generating ordinary income or loss). (The Regulations promulgated by the Internal Revenue Service ("IRS") under section 751 provide complex rules for determining the basis for the "sold" assets and the extent to which the cash actually distributed to the Unitholder, and the amount of the Operating Partnership's liabilities allocable to the redeemed Units, is considered the "amount realized" from the sale.) Second, after taking the section 751 "distribution" and "sale" into account, the Unitholder would be required to recognize taxable gain only to the extent that the balance of the cash actually distributed to the Unitholder and the amount of the Operating Partnership's liabilities allocable to the redeemed Units exceeds the Unitholder's
(remaining) basis in all of his or her Units. (The Unitholder would not be permitted to recognize loss on the second prong of the bifurcation.)

UPREIT STRUCTURE

         In considering the federal income taxation of the Company and its shareholders, two fundamental facts must be noted at the outset: (1) the Company intends to continue to qualify as a real estate investment trust (a "REIT") for purposes of such taxation; and (2) the Company intends to conduct all of its business activities through the Operating Partnership. Qualification as a REIT involves satisfaction of a variety of conditions, and special rules apply to any would-be REIT which owns an interest in a partnership. The observations in this section (i.e., under the caption "UPREIT Structure") relate to the special rules applicable to organizations which own partnership interests; in general, unless the context dictates otherwise, the observations under other captions within this section relate to the general rules applicable to REIT qualification and to REITs and their shareholders, and references therein to the assets and/or income of the Company are intended to be read, in appropriate circumstances, as references to the Company's share of the Operating Partnership's assets and/or income.

         TAX STATUS OF THE OPERATING PARTNERSHIP - IN GENERAL. If the Operating Partnership were to be classified for federal income tax purposes as an association taxable as a corporation, rather than as a partnership, the Operating Partnership's income would be subject to tax, thereby reducing amounts distributable to its partners, including the Company, and the Company would fail to satisfy a number of conditions required for qualification as a REIT. Both Holt Ney Zatcoff & Wasserman, LLP and the Company anticipate, based upon the Code and Regulations as currently in effect, and assuming that the anti-abuse regulation discussed below is not applicable to the Company and the Operating Partnership, that the Operating Partnership will be classified as a partnership for federal income tax purposes.

         TAX STATUS OF THE OPERATING PARTNERSHIP - "CHECK-THE-BOX" REGULATIONS. Effective from and after January 1, 1997, new tax Regulations permit many organizations which are not publicly traded to elect to be classified either as a partnership or as a corporation for federal income tax purposes, and provide that in the absence of an affirmative election the organization is considered to have elected partnership status by default (or, if the organization was formed earlier, its default election is the classification it has claimed for earlier periods). If the Operating Partnership is not considered "publicly traded" for this purpose (and the anti-abuse regulation discussed below is not applicable), the Operating Partnership will be classified as a partnership under the new rules.

           TAX STATUS OF THE OPERATING PARTNERSHIP - "PUBLICLY-TRADED" PARTNERSHIPS. Under section 7704 of the Code, certain organizations which would otherwise be classified as partnerships for federal income tax purposes will nevertheless be classified as corporations if interests in them are publicly-traded. Although the Company does not expect a public market to develop for interests in the Operating Partnership, and consequently the Company believes that the Operating Partnership should not be considered "publicly-traded" within the ordinary meaning of that phrase, under applicable tax regulations the Partnership probably will be considered "publicly traded" for purposes of section 7704. Such a result is not fatal to partnership tax classification for the Operating Partnership, however, because section 7704 does not reclassify a "publicly-traded" organization if at least 90% of its annual gross income is "qualified." As will be described below under "Requirements for Qualification - Income Tests," in order for the Company to qualify for REIT status the great bulk of its income must be of certain types, all of which are "qualified" for purposes of section 7704. Consequently, if the Operating Partnership is operated (as the Company anticipates) as though it were itself seeking to qualify as a REIT, it should escape corporate tax classification under section 7704 even if it were held to be "publicly-traded" for purposes of that section.

         TAX STATUS OF THE OPERATING PARTNERSHIP - "ANTI-ABUSE" REGULATION. On December 29, 1994, the IRS published a regulation which purports to give the IRS an additional weapon to combat what it perceives as tax abuses involving partnerships. More particularly, the regulation provides that if a partnership is formed or availed of to reduce or defer tax liabilities in a manner "inconsistent with the intent of subchapter K" - subchapter K of chapter 1 of the Code contains the general tax rules applicable to partnerships - the IRS may take such action as it deems appropriate, including (but not limited to) disregarding the partnership.

         The UPREIT structure of the Company and the Operating Partnership arguably invites application of the regulation. In the first place, the typical UPREIT structure does defer (and in some cases may reduce) tax liabilities, as compared with tax liabilities which would be produced if only a REIT (and not an operating partnership) were involved. Of course, this is true almost inevitably when taxpayers decide to conduct activities collectively through a partnership rather than a corporation, and an example in the regulation indicates that the regulation is not designed to force taxpayers to select the corporate form. In the case of an UPREIT, however, possible application of the regulation is more inviting because interests in an UPREIT's operating partnership are typically exchangeable, at least at certain times, for shares in the REIT. At the same time, it must be noted that in various respects - principally as regards matters of control - interests in an UPREIT's operating partnership are quite different from shares in the REIT.

         Although the "anti-abuse" regulation contains an example expressly precluding its application to an UPREIT structure in certain circumstances - including where partners in the operating partnership have rights at a future time to exchange their interests in the operating partnership for cash or shares of the REIT - the UPREIT arrangements considered in the example appear to differ in certain potentially material respects from the arrangements applicable to the Company and the Operating Partnership.

         The regulatory example appears to base its favorable conclusion on the assessment that the REIT and the operating partnership there being examined have independent existences, and more particularly that the existence of the operating partnership is not - despite the rights of partners to exchange their interests for shares of the REIT - a transitory stage in what is in reality a direct (ultimate) investment in the REIT itself. In reaching this assessment, the example indicates that the REIT being examined may make real estate investments other than through the operating partnership, and the example does not contain any indication that the REIT may at its option exchange its shares for interests in the Operating Partnership. The example concludes that:

          although it may be likely that some or all of the partners with the right to do so will, at some point, exercise their exchange rights, and thereby receive either cash or [REIT] stock, the form of the transaction as a separate partnership and real estate investment trust is respected under substance over form principles [and therefore the] Commissioner cannot invoke [the regulation] to recast the transaction.

         As contrasted with the UPREIT structure examined in the regulatory example, the arrangements applicable to the Company and the Operating Partnership involve a greater likelihood that Unitholders will ultimately become Shareholders, for at least two reasons. First, the Partnership Agreement effectively precludes the Company from making real estate investments or conducting activities other than through the Operating Partnership. Second, the Company does have the right, under certain circumstances, to exchange Shares for Units and thereby effectively terminate the Operating Partnership's existence. Consequently, insofar as the regulatory example's favorable conclusion is founded on the degree of likelihood that the applicable operating partnership will continue indefinitely, the situation as respects the Company and the Operating Partnership does not present as strong a case for non-applicability of the regulation.

         Nevertheless, because, among other reasons, there are significant conditions on the abilities of limited partners in the Operating Partnership to exercise their rights to require redemption of their Units, and on the ability of the Company to exercise its right to purchase all outstanding Units, it is by no means clear that the Operating Partnership will be effectively terminated in the near future, or at any particular time, and indeed the Operating Partnership may well continue indefinitely into the future. In this connection, moreover, management of the Company has represented that the Company's option to exchange Shares for Units was included in the Partnership Agreement simply to afford the Company an ability, under certain circumstances, to eliminate the Operating Partnership should its administration become unduly burdensome, and that in fact the Company has no present plan to exercise that option at any particular future time (or at all, for that matter).

         Consequently, although the UPREIT example in the anti-abuse regulation does not by its terms apply to the Company and the Operating Partnership, its apparent rationale affords the Company and the Operating Partnership a well-reasoned argument that the regulation should not be applied to the Company and/or the Operating Partnership. There can be no certainty, however, that the IRS will not seek to apply the regulation to the Company and/or the Operating Partnership, nor that the courts would refuse to uphold such an attempt by the IRS.

         Because the anti-abuse regulation, if applicable, permits the IRS wide latitude in recharacterizing the subject organizations and/or transactions, the consequences of such application to the Company and/or the Operating Partnership cannot be predicted with certainty. Among the possible recharacterizations, however, would be to disregard the Operating Partnership entirely, and to consider the assets and operations of, and the investors in, the Operating Partnership as direct assets and operations of, and direct investors in, the Company, in which event the Company could fail to satisfy certain requirements for qualification as a REIT. See "Requirements for Qualification - Organizational Requirements - In General" and "- Organizational Requirements - Anti-Abuse Regulation," below. On the other hand, although the anti-abuse regulation (when applicable) permits the IRS to act with considerable discretion, that discretion is not unlimited; in particular, the IRS is authorized under the regulation to take action "to achieve results that are consistent with the intent of Subchapter K." Insofar as the Company's qualification as a REIT is generally consistent with - indeed fundamentally independent of - subchapter K, application of the anti-abuse regulation to produce a failure of REIT qualification by an otherwise-qualifying organization seems unlikely, particularly in view of the generally favorable attitude of the regulation towards the UPREIT structure.

         The remarks that follow generally assume, as the Company anticipates, that the Operating Partnership is and will remain properly classified, for federal income tax purposes, as a separate organization from the Company, and as a partnership rather than a corporation.

         TAX ALLOCATIONS. All or substantially all of the Company's income and expenses are anticipated to arise indirectly out of the activities of the Operating Partnership. For federal income tax purposes, the Company will be required to account for its distributive share of the tax items of the Operating Partnership, which in general will consist of a fraction of each such item, such fraction being the result of dividing the number of Units held by the Company by the total number of outstanding Units, subject to the remarks in the following paragraphs.

         When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution. Pursuant to section 704(c) of the Code, income, gain, loss and deduction attributable to such contributed property must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference").

Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

         The Operating Partnership currently owns certain Communities with value in excess of tax basis; consequently, the Partnership Agreement requires tax allocations to be made in a manner consistent with section 704(c).

         Regulations under section 704(c) of the Code provide partnerships with a choice of several methods of accounting for Book-Tax Differences. The available methods include the "traditional method" (which was available under prior law) and certain alternative methods. The Company intends to cause the Operating Partnership to elect the "traditional method," which is the least favorable method from the Company's perspective; under that method, the carryover basis of contributed interests in the Communities in the hands of the Operating Partnership could cause the Company (i) to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to the Company if all Communities were to have a tax basis equal to their fair market value at the time of contribution and (ii) to be allocated taxable gain in the event of a sale of such contributed interests in the Communities in excess of the economic or book income allocated to the Company as a result of such sale, with a corresponding benefit to the other partners in the Operating Partnership. These allocations could, in certain circumstances, cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with REIT distribution requirements.

         An additional set of special allocation rules mirrors the section 704(c) allocation rules and for that reason are sometimes referred to as the "reverse section 704(c) rules." Whereas section 704(c) requires that contributed property be taken into account at fair market value in determining the contributing partners' capital accounts, and thereafter special allocations with respect to the contributing partners are required to account for the unrealized gain or loss inherent in the contributed property, the reverse section 704(c) rules permit a partnership, in connection with contributions to the partnership, to adjust non-contributing partners' capital accounts upwards or downwards to reflect the then-current fair market value of the partnership's assets (other than those being contributed), and thereafter special allocations with respect to the non-contributing partners are required to account for the unrealized gain or loss inherent in the partnership's assets other than those being contributed.

         The Partnership Agreement permits the Company, as general partner of the Operating Partnership, to elect application of the reverse section 704(c) rules. Because the Operating Partnership's distributions are in all events to be apportioned among its partners by reference to the numbers of Units respectively held by them, it is possible that the Operating Partnership's allocations would not be valid for federal income tax purposes if there were a difference between the capital account balances associated with different Units; consequently, it is important that all Units carry the same capital account balance. Because application of the reverse section 704(c) rules produces the requisite uniformity of capital account balances, the Company has elected to apply those rules.

         As a result of Book-Tax Differences, the allocations required by section 704(c), and the reverse section 704(c) rules, the Company's distributive share of the Operating Partnership's tax items (i.e., the portion of each item which the Company will include in calculating its taxable income in general), may differ from its proportionate share of the assets and income of the Operating Partnership (i.e., the portion of such assets and income employed in testing the Company for qualification as a REIT; see "Requirements for Qualification - Income and Asset Tests - In General; Proportionate Shares" below). The Company does not expect that any material adverse effect will be produced by this difference.

FEDERAL INCOME TAXATION OF THE COMPANY - IN GENERAL

         The Company intends to operate so as to continue to meet the requirements under the Code for qualification as a REIT. No assurance can be given, however, that such requirements will be met. Such qualification depends upon the Company's ability to meet the various requirements imposed under the Code through actual operating results, as discussed below. Although Holt Ney Zatcoff & Wasserman, LLP is of the opinion that, under certain assumptions (see

"Federal Income Tax Considerations - Introduction") the Company will qualify as a REIT, Holt Ney Zatcoff & Wasserman, LLP will not review these operating results, and no assurance can be given that actual operating results will meet these requirements. The opinion of Holt Ney Zatcoff & Wasserman, LLP is not binding on the IRS, and, as noted above under "Federal Income Tax Considerations - Introduction," the opinion is based on existing law, regulations, published administrative pronouncements, and judicial decisions, all of which are subject to change either prospectively or retroactively.

         If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax on that portion of its ordinary income or capital gain that is currently distributed to shareholders. The REIT provisions of the Code generally allow a REIT to deduct dividends paid to its shareholders. This deduction for dividends paid to shareholders substantially eliminates the federal "double taxation" on earnings (once at the corporate level when earned and once again at the shareholder level when distributed) that usually results from investments in a corporation.

         Even if the Company qualifies for taxation as a REIT, however, the Company is subject to federal income tax in certain circumstances. First, the Company will be taxed at regular corporate rates on its undistributed REIT taxable income, including undistributed net capital gains. (Legislation presently being considered by Congress would, if enacted, permit REITs to designate amounts of undistributed capital gain which would be includible in shareholders' taxable income. Such amounts would also remain subject to tax at the level of the REIT, but the shareholders would be entitled to tax credits for the tax paid by the REIT.) Second, the Company may be subject to the "alternative minimum tax" as a consequence of its items of tax preference. Third, if the Company has net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from "prohibited transactions" (which are, in general, certain sales or other dispositions of property other than foreclosure property held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy either the 75% or 95% gross income test (discussed below) but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by a fraction intended to reflect the Company's profitability. Sixth, if the Company fails to distribute during each year at least the sum of (i) 85% of its ordinary income for such year, (ii) 95% of its capital gain net income for such year and (iii) any undistributed taxable income from prior periods, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company should acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a carryover basis transaction and the Company subsequently recognizes gain on the disposition of such asset during the ten-year period (the "Recognition Period") beginning on the date on which the asset was acquired by the Company, then, to the extent of the excess of (a) the fair market value of the asset as of the beginning of the Recognition Period over (b) the Company's adjusted basis in such asset as of the beginning of the Recognition Period (the "Built-In Gain"), such gain will be subject to tax at the highest regular corporate rate, pursuant to guidelines issued by the IRS (the "Built-In Gain Rules").

REQUIREMENTS FOR QUALIFICATION

         To qualify as a REIT, the Company must elect to be so treated and must meet the requirements, discussed below, relating to the Company's organization, sources of income, nature of assets and distributions of income to shareholders.

         ORGANIZATIONAL REQUIREMENTS - IN GENERAL. The Code defines a REIT as a corporation, trust or association: (i) that is managed by one or more trustees or directors, (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest,
(iii) that would be taxable as a domestic corporation were it not to qualify as a REIT, (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code, (v) the beneficial ownership of which is held by 100 or more persons, and (vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, through the application of certain attribution rules, by five or fewer individuals (as defined in the Code to include certain entities). In addition, certain other tests, described below, regarding the nature of its income and assets also must be satisfied. The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (v) and (vi) (the "100 shareholder" and "five or fewer" requirements) will not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of conditions (v) and
(vi), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception in the case of condition
(vi), pursuant to which interests held by certain qualified trusts are considered held by the beneficiaries of the trust rather than by the trust itself.

         Prior to consummation of the October 1994 consolidation, the Company did not satisfy conditions (v) and (vi) above. The Company's issuance of Shares in connection with the October 1994 consolidation allowed it to satisfy the 100 shareholder and five or fewer requirements. In addition, the Company's organizational documents currently include certain restrictions regarding transfer of its Shares which are intended (among other things) to assist the Company in continuing to satisfy conditions (v) and (vi) above. See, however, "Organizational Requirements - Anti-Abuse Regulation" below.

         A corporation may not elect to become a REIT unless its taxable year is the calendar year. The Company has a calendar year taxable year.

         ORGANIZATIONAL REQUIREMENTS - ANTI-ABUSE REGULATION. As noted above under "UPREIT Structure - Tax Status of the Operating Partnership - `Anti-Abuse' Regulation," if the recently-issued partnership tax anti-abuse regulation were to be held applicable to the Company and/or the Operating Partnership, and if in connection with that application the Operating Partnership were to be ignored for federal income tax purposes, holders of Units in the Operating Partnership would apparently be considered direct investors in the Company. Under such circumstances the Operating Company theoretically could fail either or both of conditions (ii) and (vi) above.

         As respects condition (ii) above, which requires that interests in a REIT be "transferable," the relevant fact is that Units in the Operating Partnership are not freely transferable, but may be transferred only (among other things) with the consent of the Company (in its role as general partner of the Operating Partnership). Also, if the partnership tax anti-abuse regulation were applied to ignore the Operating Partnership and to consider the holders of Units to be direct investors in the Company, their holdings would apparently be required to be taken into account in assessing the Operating Partnership's satisfaction of condition (vi) above (the "five-or-fewer" requirement). (Although to date no violation of that requirement would have been produced by taking all Units into account as though they were direct interests in the Company, the transfer restrictions included in the Company's organizational documents do not literally apply to Units, so such a violation could theoretically occur in the future if Units were considered interests in the Company for tax purposes.)

         Although there exists a possibility that application of the partnership tax anti-abuse regulation to the Company and/or the Operating Partnership could produce a failure of the Company to qualify as a REIT, for the reasons discussed above under "UPREIT Structure - Tax Status of the Operating Partnership - `Anti-Abuse' Regulation," the Company has a well-reasoned argument that the regulation should not be applied to it and/or the Operating Partnership, and even if the regulation were applied to the Company and/or the Operating Partnership, its application to produce a failure of REIT qualification by an otherwise-qualifying organization seems unlikely.

         INCOME AND ASSET TESTS - IN GENERAL; PROPORTIONATE SHARES. In addition to satisfying the organizational requirements described above, an organization seeking to qualify as a REIT for federal income tax purposes must satisfy a variety of conditions relating to its income and assets. In the case of an organization which is a partner in a partnership, tax regulations provide that, for purposes of testing for qualification as a REIT, the organization will be deemed to own its proportionate share (determined by reference to its "capital interest" in the partnership) of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, for such purposes the character of the assets and gross income of the partnership are considered to retain the same character in the hands of the organization as they have in the hands of the partnership.

         There is some uncertainty concerning how one measures the "capital interest" - and therefore the "proportionate share" - of a partner in a partnership for purposes of REIT qualification, particularly where, as will be the case for the Company and the Operating Partnership, there are Book-Tax Differences. As noted above under "UPREIT Structure - Tax Allocations," however, the Company does not expect that any material adverse effect will be produced by this uncertainty or by any resulting difference between its distributive share of the tax items of the Operating Partnership (employed in calculating taxable income generally) and its proportionate share of the Operating Partnership's assets and income (employed in testing for REIT qualification).

         INCOME TESTS. To maintain qualification as a REIT, three gross income requirements must be satisfied annually.

- First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions), for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments.

- Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments and from dividends, interest and gain from the sale or disposition of stock or securities or from any combination of the foregoing.

- Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain from the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year. (Legislation presently being considered by Congress would, if enacted, eliminate this so-called 30% test.)

         Rents received or deemed to be received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met.

- First, the amount of rent generally must not be based in whole or in part on the income or profits of any person.

- Second, the Code provides that rents received from a resident will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an owner of 10% or more of the REIT, directly or constructively owns 10% or more of such resident (a "Related Party Resident").

- Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as "rents from real property."

- Finally, for rents from property to qualify as "rents from real property" the REIT generally must not operate or manage the property or furnish or render services to residents, other than through an "independent contractor" who is adequately compensated and from whom the REIT does not derive any income (the "independent contractor rule"). However, (1) a REIT may provide services with respect to a property without disqualifying the rents therefrom if the services are "usually or customarily rendered" in connection with the rental of room or other space for occupancy only and are not otherwise considered "rendered to the occupant," and (2) the independent contractor rule does not apply to disqualify rents which, if received by a tax-exempt organization, would not constitute "unrelated business taxable income." (Under present law, any level of impermissible activities with respect to a property disqualifies all otherwise-qualifying income from that property. Under legislation presently being considered by Congress, the presence of a de minimis amount of impermissible activities would disqualify only the income from those activities, and not all otherwise-qualifying income from the property.)

         The Company does not anticipate charging rent that is based in whole or in part on the income or profits of any person. The Company does not anticipate deriving rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents. The Company does not anticipate receiving rent from Related Party Residents.

         The Company believes (1) that the services with respect to the Communities that have been and will be provided either by it or by the Operating Partnership are usually or customarily rendered in connection with the rental of space for occupancy only and are not otherwise rendered to particular residents,
(2) that none of its activities or the activities of the Operating Partnership have been or will be of a nature which would cause rental income from the Communities to constitute "unrelated business taxable income" if received by a tax-exempt organization, and (3) that therefore such activities and the provision of such services will not cause rents received with respect to the Communities to fail to qualify as "rents from real property." Services with respect to the Communities that the Company believes may not be provided by the Company directly without jeopardizing the qualification of rent as "rents from real property" will be performed by independent contractors.

         If the Company fails to satisfy one or both of the 75% or 95% gross income test for any taxable year, it may nevertheless qualify as a REIT for that year if it is eligible for relief under certain provisions of the Code. These relief provisions will be generally available if (i) the Company's failure to meet these tests was due to reasonable cause and not due to willful neglect,
(ii) the Company attaches a schedule of the sources of its income to its federal income tax return, and (iii) any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible to state whether or not, in all circumstances, the Company would be entitled to the benefit of these relief provisions. As noted above under "Federal Income Taxation of the Company
- In General," even if these relief provisions apply a tax would be imposed with respect to the excess net income. No similar mitigation provision provides relief if the Company fails the 30% income test, in which event the Company would cease to qualify as a REIT. (Legislation presently being considered by Congress would, if enacted, eliminate the 30% test.) See "Failure to Qualify" below.

         ASSET TESTS. At the close of each quarter of its taxable year, the Company also must satisfy three tests relating to the nature and diversification of its assets.

- First, at least 75% of the value of the Company's total assets must be represented by real estate assets, cash, cash items and government securities.

- Second, no more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class.

- Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities.

         After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance.

         ANNUAL DISTRIBUTION REQUIREMENTS. To be taxed as a REIT, the Company is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (a) the sum of (i) 95% of the Company's "REIT taxable income" (computed without regard to the dividends-paid deduction and the Company's capital gain) and (ii) 95% of the net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property, minus (b) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its federal income tax return for such year and if paid on or before the first regular dividend payment after such declaration. Even if the Company satisfies the foregoing distribution requirements, to the extent that the Company does not distribute all of its net capital gain or "REIT taxable income" as adjusted, it will be subject to tax thereon at regular capital gains or ordinary corporate tax rates. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (a) 85% of its ordinary income for that year,
(b) 95% of its capital gain net income for that year, and (c) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. In addition, if the Company disposes of any asset subject to the Built-In Gain Rules during the Recognition Period for that asset, the Company will be required, pursuant to guidance issued by the IRS, to distribute at least 95% of the Built-In Gain (after tax), if any, recognized on the disposition of the asset.

         The Company intends to make timely distributions sufficient to satisfy the annual distribution requirements.

         The Company expects that its REIT taxable income will be less than its cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, the Company anticipates that it will generally have sufficient cash or other liquid assets to enable it to satisfy the 95% distribution requirement. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise taxation, due to timing differences between
(i) the actual receipt of income and the actual payment of deductible expenses and (ii) the inclusion of such income and the deduction of such expenses in arriving at taxable income of the Company, or as a result of nondeductible expenditures, such as principal payments of indebtedness and capital expenditures, in excess of noncash deductions. In the event that such timing differences occur, the Company may find it necessary to arrange for borrowings or, if possible, to pay taxable stock dividends in order to meet the distribution requirements.

         Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Even in such circumstances, however, the Company would be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

         EARNINGS AND PROFITS. Under recent final Treasury Regulations, the existence of undistributed earnings and profits of a non-REIT predecessor corporation at the close of the taxable year generally will preclude a successor corporation from qualifying to be taxed as a REIT. The Company does not anticipate having such undistributed earnings and profits.

FAILURE TO QUALIFY

         If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current or accumulated earnings and profits, all distributions to shareholders will be dividends, taxable as ordinary income, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction. Unless the Company is entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether or not in all circumstances the Company would be entitled to such statutory relief.

TAXATION OF SHAREHOLDERS

         The following observations assume, as the Company anticipates, that each person who or which exchanges Units for Shares will be a fully taxable (a) citizen or resident of the United States, (b) corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof or (c) estate or trust, the income of which is subject to United States federal income taxation regardless of its source. In particular, it is assumed that no such person will be a tax-exempt organization or foreign individual or organization.

         DISTRIBUTIONS GENERALLY. Distributions to shareholders, other than capital gain dividends discussed below, will constitute dividends up to the amount of the Company's current or accumulated earnings and profits and will be taxable to the shareholders as ordinary income. Distributions from the Company will not be eligible for the dividends-received deduction for corporations. To the extent that the Company makes a distribution in excess of its current or accumulated earnings and profits, the distribution to a shareholder will be treated first as a tax-free return of capital, reducing the shareholder's tax basis in his or her Shares, and the distribution in excess of the shareholder's tax basis in his or her Shares will be taxable as gain realized from the sale of his or her Shares. Dividends declared by the Company in October, November or December of any year payable to a shareholder of record on a specified date in any such month will be treated as both paid by the Company and received by the shareholder on December 3l of the year, provided that the dividend is actually paid by the Company during January of the following calendar year.

         The Company will be considered to have sufficient earnings and profits to treat as a dividend any distribution by the Company up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed above under "Federal Income Taxation of the Company - In General." Moreover, any "deficiency dividend" will be treated as an ordinary or capital gain dividend, as the case may be, regardless of the Company's earnings and profits. As a result, shareholders may be required to treat as taxable dividends certain distributions that would otherwise be characterized as tax-free returns of capital.

         CAPITAL GAIN DIVIDENDS. Dividends to shareholders that are properly designated by the Company as capital gain dividends will be treated as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain) for the taxable year without regard to the period for which the shareholder has held his Shares, except that corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends received deduction for corporations. (Legislation presently being considered by Congress would, if enacted, permit REITs to designate amounts of undistributed capital gain which would be includible in shareholders' taxable income. Such amounts would also remain subject to tax at the level of the REIT, but the shareholders would be entitled to tax credits for the tax paid by the REIT.)

         PASSIVE ACTIVITY LOSS AND INVESTMENT INTEREST LIMITATIONS. Distributions from the Company and gain from the disposition of Common Shares will not be treated as passive activity income, and therefore shareholders may not be able to apply any "passive losses" against such income. Dividends from the Company (to the extent they do not constitute a return of capital) will generally be treated as investment income for purposes of the investment income limitation; however, net capital gain from the disposition of Common Shares or capital gain dividends generally will be excluded from investment income.

         CERTAIN DISPOSITIONS OF SHARES. Losses incurred on the sale or exchange of Shares held for less than six months (after applying certain holding period rules) will be deemed long-term capital losses to the extent of any capital gain dividends received by the selling shareholder from those Shares.

         LOSSES OF THE COMPANY. Shareholders of the Company will not be entitled to include on their own federal income tax returns any tax losses of the Company.

GENERAL COMPARISON TO PARTNERSHIP TAX REGIMEN

         ENTITY TAXATION - PARTNERSHIP. The Operating Partnership is not subject to federal income tax.

         ENTITY TAXATION - REIT. If the Company qualifies as a REIT, it will generally not be subject to federal income tax, although some such taxation may be imposed in certain circumstances; if the Company fails to qualify as a REIT it will be fully subject to federal income tax as a separate federal income taxpayer. See "Federal Income Taxation of the Company - In General" and "Failure to Qualify."

INVESTOR TAXATION - PARTNERSHIP.

         ACCOUNTING ITEMS. Unitholders report their shares of the Operating Partnership's income or loss and are taxed on their shares of the Operating Partnership's taxable income regardless of whether or not any cash or other property is distributed to them. Because the Operating Partnership is probably considered "publicly-traded" within the meaning of section 7704 of the Code, the Operating Partnership's income probably constitutes "portfolio" income which cannot be offset by "passive" losses from other sources, and the Operating Partnership's losses probably are not available to offset "passive" income from other sources. If the Operating Partnership is not considered "publicly traded," the bulk of its income and loss does constitute "passive" income and loss, which does generally offset "passive" income and loss from other investments. (Legislation presently being considered by Congress would, if enacted, modify much of the present partnership tax regimen for large partnerships (including the Operating Partnership) which elect the new regimen and their partners. Among the changes that would apply to electing large partnerships and their partners are these: (a) although under existing law, each item of a partnership's income, gain, loss, deduction and credit is separately allocated among the partners, the new regimen would require the partnership itself to calculate a small number of aggregates of items and allocate those aggregates among the partners; (b) although under present law, if a partnership's tax claims for a particular year are found to be erroneous, corrections are made to that year's return and resulting additional tax, interest, and (if applicable) penalties are payable by the partners in that year, under the new regimen erroneous tax claims of an electing large partnership would produce adjustments in the year of determination of those errors, thus affecting the tax liabilities of the partners in that year, rather than the tax liabilities of the partners in the earlier year when the erroneous claims were made (or, in certain circumstances, the partnership could elect or be required to pay a special tax calculated by reference to the corrective adjustments), and, in any case, the resulting interest and, if applicable, penalties would be payable by the partnership rather than the partners; and (c) the new regimen would prohibit a partner in an electing large partnership from reporting any partnership tax item inconsistently with the partnership's return.)

         DISTRIBUTIONS. Distributions to Unitholders from the Operating Partnership are not generally taxable, but they are taxable to the extent that they exceed the Unitholder's adjusted basis (although in those circumstances the Partnership Agreement generally will allocate gross income of the Operating Partnership - typically ordinary income - to offset such distributions, except to the extent that the distributee partner's capital account balance includes untaxed income). Reductions in the Operating Partnership's liabilities, and reductions in Unitholders' shares of the Operating Partnership's liabilities, are treated as distributions of cash for federal income tax purposes and could therefore produce the tax consequences described in the preceding sentence.
(The Company does not anticipate that these results will be produced in the reasonably foreseeable future.)

         DISPOSITION. Gain or loss on sale or exchange of Units will generally be measured by reference to the sum of the cash or value of other property received in the exchange and the amount of the Operating Partnership's liabilities attributable to the Units being sold or exchanged; because of the inclusion of liabilities in the calculation, gain on sale or exchange of Units, and even tax attributable to such gain, can exceed the amount of cash (and the value of other property) received by the seller. Gain or loss on sale or exchange of Units is generally treated as capital gain or loss; however, certain provisions of the Code, particularly section 751, may apply to treat some such gain (or in some circumstances loss) as ordinary in character. Because the Operating Partnership is probably considered a "publicly-traded" partnership, such gain or loss is probably classified as separate from income, gain, loss and deductions from other activities. See "Tax Consequences of Exchange or Redemption of Units."

         REPORTS. After the end of each fiscal year, each Unitholder receives a Schedule K-1 form showing his or her share of the Operating Partnership's items of income and loss for inclusion on his or her federal income tax return.

INVESTOR TAXATION - REIT.

         ACCOUNTING ITEMS. Shareholders are not taxable on the Company's income or any item thereof. (Legislation presently being considered by Congress would, if enacted, permit REITs to designate amounts of undistributed capital gain which would be includible in shareholders' taxable income. Such amounts would also remain subject to tax at the level of the REIT, but the shareholders would be entitled to tax credits for the tax paid by the REIT.)

         DISTRIBUTIONS. Shareholders are generally taxed on distributions received from the Company, although not necessarily on the entire amount of such distributions. Such distributions are generally ordinary income, but may be taxed as capital gains in some circumstances. Dividends received by shareholders from the Company generally will constitute investment income, which cannot offset "passive" income and loss from other sources. See "- Taxation of Shareholders."

         DISPOSITION. Gain or loss on sale or disposition of Shares generally constitutes capital gain or loss unless the Shares have been held as inventory or otherwise for sale to customers in the ordinary course of business.

         REPORTS. After the end of each calendar year, each shareholder receives a Form 1099-DIV showing the Company's dividends to such shareholder for that year.

BACKUP WITHHOLDING

         Under certain circumstances, shareholders may be subject to backup withholding at a rate of 31% on payments made with respect to Shares, and/or on proceeds of a sale or exchange of Shares. Backup withholding will apply only if the shareholder (i) fails to furnish his or her taxpayer identification number ("TIN") (which, for an individual, would be his or her Social Security Number),
(ii) furnishes an incorrect TIN, (iii) is notified by the IRS that he or she has failed to report properly payments of interest and dividends or is otherwise subject to backup withholding or (iv) under certain circumstances, fails to certify, under penalties of perjury, that he or she has furnished a correct TIN and (a) that he or she has not been notified by the IRS that he or she is subject to backup withholding for failure to report interest and dividend payments or (b) that he or she has been notified by the IRS that he or she is no longer subject to backup withholding. Backup withholding does not apply with respect to payments made to corporations.

         Shareholders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a shareholder will be allowed as a credit against the shareholder's federal income tax liability and may entitle the shareholder to a refund, provided that the required information is furnished to the IRS.


                              PLAN OF DISTRIBUTION

         This Prospectus relates to the possible issuance by the Company of up to 3,363,430 Shares if and to the extent that the Company elects to issue such Shares to holders of up to 3,363,430 outstanding Units, upon the tender of such Units for redemption. The Units were issued in connection with the formation of the Company and the merger into the Operating Partnership of various entities that owned multifamily residential communities and a property management company. The Company is registering the Shares to provide Unitholders with freely tradable securities upon redemption, but the registration of the Shares does not necessarily mean that any of the Shares will be issued by the Company. Resales of Shares issued pursuant to this Prospectus by persons who are not affiliates of the Company will not be restricted under the Securities Act. As Shares are issued in exchange for Units, the Company's ownership interest in the Operating Partnership will increase. The Company will not receive any cash from the issuance of the Shares in redemption of Units. The Company will pay all of the estimated $46,000 in expenses of the offering of Shares being made pursuant to this Prospectus.

                                 LEGAL MATTERS

         The legality of the Common Stock offered hereby will be passed upon for the Company by Nelson Mullins Riley & Scarborough, L.L.P., Atlanta, Georgia, and certain legal matters described under "Federal Income Tax Considerations" will be passed upon for the Company by Holt Ney Zatcoff & Wasserman, LLP, Atlanta, Georgia.


                                    EXPERTS

         The financial statements incorporated in the Registration Statement by reference from the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent accountants, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                   EXHIBIT A

                              NOTICE OF REDEMPTION

         The undersigned Limited Partner hereby (i) demands that Roberts Properties Residential, L.P. (the "Partnership") redeem _____________ Units in the Partnership in accordance with the terms of section 6.7 of the Partnership's partnership agreement ("Section 6.7") and the Redemption Right described therein, (ii) surrenders such Units and all right, title and interest therein, and (iii) directs (x) that the Cash Amount deliverable upon consummation of such redemption of the subject Units be delivered to the address specified below, or
(y) if REIT Shares are to be delivered on consummation of the purchase of such Units, that such REIT Shares be issued in the name(s) specified below and be delivered to the address(es) specified below. The undersigned hereby represents, warrants, and certifies that the undersigned (a) has marketable and unencumbered title to such Units, free and clear of rights and interests of any other person (other than pursuant to Section 6.7), (b) has the full right, power, and authority to surrender such Units for redemption or purchase as contemplated by
Section 6.7 and to consummate such redemption or purchase, and (c) has obtained the consent or approval of all person or entities, if any, having the right to consent to or approve such surrender or such consummation.

         This the _____ day of ________________, ________.

Name of
Limited Partner:
                ---------------------------------------------------------------
                                 (Please Print)
--------------------------------------------------------------------------------
(Signature of Limited Partner)


--------------------------------------------------------------------------------
(Street Address)


--------------------------------------------------------------------------------
(City)                                (State)                     (Zip Code)


Signature Guaranteed by:


--------------------------------------------------------------------------------

If REIT Shares are to be issued, issue to:

Name and Address:
                 --------------------------------------------------------------

                 --------------------------------------------------------------

                 --------------------------------------------------------------



Please insert social security or other
Taxpayer identification number:
                               ------------------------------------------------

--------------------------------------------------------------------------------

No dealer, salesperson or other individual has been authorized to give any information or make any representations other than those contained or incorporated by reference in this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the Shares in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.


--------------------------------------------------------------------------------



                                TABLE OF CONTENTS
                                                                           Page

Available Information ...................................................   ii
Incorporation of Certain Documents by
  Reference .............................................................   ii
The Company .............................................................    1
Risk Factors.............................................................    1
Description of Units and Redemption of
  Units..................................................................    3
Description of Common Stock..............................................    4
Comparison of Ownership of Shares and
  Units..................................................................    7
Federal Income Tax Considerations........................................   13
Plan of Distribution ....................................................   26
Legal Matters ...........................................................   27
Experts..................................................................   27
Form of Notice of Redemption ............................................ Ex.A



                 ----------------------------------------------




                                 ROBERTS REALTY
                                INVESTORS, INC.

                        3,363,430 Shares of Common Stock








                         -----------------------------

                                   PROSPECTUS
                         -----------------------------















                                          , 1997
                                ----------











                   ------------------------------------------

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following sets forth the estimated fees and expenses in connection with the issuance and distribution of the Registrant's securities being registered hereby, other than underwriting discounts and commissions, all of which will be borne by the Registrant:

         Securities and Exchange Commission registration fee  . . . . . . . . . . . . . . . . . . . . . . . . . $ 6,370
         Printing and duplicating expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2,000
         Legal fees and expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25,000
         Accounting fees and expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6,000
         Blue Sky fees and expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2,000
         Miscellaneous expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4,630

                                                                                                                -------

         Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $46,000

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company's officers and directors are and will be indemnified under Georgia law, the Company's By-Laws, and the Partnership Agreement against certain liabilities.

         As permitted by the Georgia Business Corporation Code ("GBCC"), the Company's Articles of Incorporation provide that a director shall not be personally liable to the Company or its shareholders for monetary damages for breach of duty of care or any other duty owed to the Company as a director, except that such provision shall not eliminate or limit the liability of a director (i) for any appropriation, in violation of his duties, of any business opportunity of the Company, (ii) for acts or omissions that involve intentional misconduct or a knowing violation of law, (iii) for unlawful corporate distributions, or (iv) for any transaction from which the director received an improper personal benefit.

         Under the By-Laws, the Company is required to indemnify to the fullest extent permitted by the GBCC, any individual made a party to a proceeding (as defined in the GBCC) because he is or was a director or officer, against liability (as defined in the GBCC) incurred in the proceeding, if he acted in a manner he believed in good faith to be in or not opposed to the best interests of the Company and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. The Company is required to pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding in advance of final disposition of the proceeding if: (a) such person furnishes the Company a written affirmation of his good faith belief that he has met the standard of conduct set forth above; and (b) such person furnishes the Company a written undertaking to repay any advances if it is ultimately determined that he is not entitled to indemnification. The written undertaking required by clause (b) above must be an unlimited general obligation of such person, but need not be secured, and may be accepted without reference to financial ability to make repayment. The GBCC does not permit a corporation to indemnify a director (i) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (ii) in connection with any other proceeding in which he was adjudged liable on the basis that he improperly received a personal benefit.

         The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in the By-Laws are not exclusive of any other right which any person may have under any statute, provision of the Articles of Incorporation, provision of the By-Laws, agreement, vote of shareholders or disinterested directors, or otherwise.

         Under the Partnership Agreement, the Operating Partnership is required to indemnify any person made a party to a proceeding by reason of his or its status as the general partner or as a director or officer of the Operating

Partnership or the Company, or by reason of such person's liability for any indebtedness of the Operating Partnership. In addition, the Company as the general partner of the Operating Partnership may designate other persons from time to time whether before or after the event giving rise to potential liability, in its sole and absolute discretion, to be indemnified under the provisions of the Partnership Agreement. The Operating Partnership is required to indemnify any such person from and against any and all losses, including attorneys' fees and other legal fees and expenses, relating to the operations of the Operating Partnership or the Company in which such person may be or is threatened to be involved unless it is established that: (i) the act or omission of such person was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) such person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, such person had reasonable cause to believe that the act or omission was unlawful. The Operating Partnership shall pay or reimburse reasonable expenses incurred by such person upon receipt by the Operating Partnership of (i) a written affirmation by such person of his or her good faith belief that the standard of conduct necessary for indemnification has been met, and (ii) a written undertaking by or on behalf of such person to repay the amount if it shall ultimately be determined that the standard of conduct has not been met. The Operating Partnership may, but is not obligated to, purchase and maintain insurance for any such purposes.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company and/or the Operating Partnership pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 16.  EXHIBITS.

         5.1 - Opinion of Nelson Mullins Riley & Scarborough, L.L.P. as to the legality of the Common Stock being registered.
         8.1  -  Opinion of Holt Ney Zatcoff & Wasserman, LLP as to tax matters.
         23.1 - Consent of Nelson Mullins Riley & Scarborough, L.L.P. (included in Exhibit 5.1).
         23.2 -  Consent of Holt Ney Zatcoff & Wasserman, LLP (included in
                 Exhibit 8.1).
         23.3 -  Consent of Deloitte & Touche LLP.
         24.1 - Power of Attorney (included on the signature page to this registration statement).

ITEM 17. UNDERTAKINGS.

(a)      The undersigned Registrant hereby undertakes that it will:

         (1) File, during any period in which it offers or sells securities, a post-effective amendment to the Registration Statement to;

         (i) Include any prospectus required by Section 10(a)(3) of the Securities Act.

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding ) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Atlanta, State of Georgia, on the 11th day of July, 1997.

                                    ROBERTS REALTY INVESTORS, INC.


                                    By:  /s/ Charles S. Roberts
                                         ---------------------------------------
                                         Charles S. Roberts
                                         Chairman of the Board,
                                         Chief Executive Officer, and
                                         President


                               POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and directors of Roberts Realty Investors, Inc., hereby severally constitute Charles
S. Roberts and Charles R. Elliott, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement filed herewith and any and all amendments to said Registration Statement, and generally to do all such things in our names and in our capacities as officers and directors to enable Roberts Realty Investors, Inc., to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         In accordance with the Securities Act, this report has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


         Signature                            Title                                           Date
         ---------                            -----                                           ----
/s/ Charles S. Roberts               Chairman of the Board, Chief                         July 9, 1997
-----------------------              Executive Officer, and President
Charles S. Roberts                   (Principal Executive Officer)



/s/ Charles R. Elliott               Secretary, Treasurer, and Chief                      July 8, 1997
-----------------------              Financial Officer (Principal Financial
Charles R. Elliott                   Officer and Principal Accounting Officer)



/s/ James M. Goodrich                Director                                             July 10, 1997
-----------------------
James M. Goodrich



/s/ Dennis H. James                         Director                       July 9, 1997
-----------------------
Dennis H. James


/s/ Wm. Jarell Jones                        Director                       July 10, 1997
-----------------------
Wm. Jarell Jones


/s/ Ben A. Spalding                         Director                       July 8, 1997
-----------------------
Ben A. Spalding


/s/ George W. Wray, Jr.                     Director                       July 9, 1997
-----------------------
George W. Wray, Jr.
